As filed with the Securities and Exchange Commission on August 12, 2022

Registration No. 333-259680

Registration No. 333-255806

Registration No. 333-210774

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-259680

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-255806

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-210774

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Epizyme, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1349956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

400 Technology Square, 4th Floor

Cambridge, Massachusetts 02139

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (617) 229-5872

Grant Bogle

Chief Executive Officer

Epizyme, Inc.

400 Technology Square, 4th Floor

Cambridge, Massachusetts 02139

(617) 229-5872

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Tony Chan, Esq. Orrick, Herrington & Sutcliffe LLP Columbia Center 1152 15th Street, N.W. Washington, DC 20005-1706	Marsha Mogilevich, Esq. Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019-6142

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Epizyme, Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration all of the Registrant’s debt securities, common stock, $0.0001 par value per share (the “Shares”), preferred stock, $0.0001 par value per share, units and warrants (together, the “Securities”), remaining unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-259680, filed with the SEC on September 21, 2021 registering 5,653,000 Shares for resale by certain selling stockholders identified therein;

•	Registration Statement No. 333-255806 , filed with the SEC on May 6, 2021 registering an indeterminate amount of Securities with an aggregate initial offering price not to exceed $350,000,000; and

•	Registration Statement No. 333-210774, filed with the SEC on April 15, 2016 registering an indeterminate amount of Securities with an aggregate initial offering price not to exceed $250,000,000.

On August 12, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 27, 2022, by and among the Registrant, Ipsen Pharma SAS, a French société par actions simplifiée (“Parent”), and Hibernia Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned indirect subsidiary of Parent. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of the Securities registered but unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on August  12, 2022, the Nasdaq Stock Market filed a Form 25 to delist the Registrant’s shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on August 12, 2022.

EPIZYME, INC.

By:	/s/ Christelle Huguet
Name: Christelle Huguet
Title: President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.